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                            LARSCOM INCORPORATED

EXHIBIT 11.1

                            LARSCOM INCORPORATED
            STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                   (In thousands, except per share data)

                                                        Three Months Ended June 30,    Six Months Ended June 30,
                                                        ---------------------------    -------------------------
                                                            1997           1996           1997           1996
                                                        ------------    -----------    ----------     ----------
                                                                               (Unaudited)
 Net income                                              $  2,541       $  2,190       $  3,875      $  2,547
                                                         --------       --------       --------      --------
 Weighted average shares outstanding:
 Class A and B Common Stock                                18,076         14,193         18,038        14,193
                                                         --------       --------       --------      --------

 Pro forma net income per share (1)                      $   0.14       $   0.15       $   0.21      $   0.18
                                                         --------       --------       --------      --------

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(1)  Net income per share for the three  and six months ended June 30, 1996 is supplemental and is calculated as described in Note 1 of the Notes to the Consolidated Financial Statements included under Item 8 of the Company's
Report on Form 10-K for the year ended December 31, 1996.